DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and effective as of the 13th day of November, 2018, by and between Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and iM Global Partner US, LLC, the investment adviser to the Trust (the “Advisor”).

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WHEREAS, the Trust is registered as an open-end investment management company organized as a statutory trust and comprised of a number of series of securities, each series representing a portfolio of securities, having filed with the U.S. Securities and Exchange Commission (the “SEC”) on behalf of each Fund (as defined below) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (such registration statement as amended or supplemented at the time in effect, the “Registration Statement”);

WHEREAS, the Trust intends to create and redeem shares of beneficial interest (the “Shares”) of each series of the Trust (each, a “Fund”) identified on Schedule A hereto on a continuous basis only in aggregations of Shares constituting a Creation Unit as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in the applicable Prospectus (as defined below), and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units and with broker-dealers and others to provide for servicing of shareholder accounts and for distribution assistance, including broker-dealer and shareholder support;

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”).; and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, intending to be legally bound, the Trust and Distributor hereby agree as follows:

ARTICLE 1. Sale of Creation Units; Services. The Trust grants to the Distributor the right to sell Creation Units of each Fund listed in Schedule A hereto as the same may be amended from time to time upon mutual agreement of the parties, on the terms and during the term of this Agreement and subject to the registration requirements of the 1933 Act and the rules and regulations of the SEC, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

ARTICLE 2. Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts in connection with the distribution of Creation Units of the Trust; provided, however, that the Distributor shall not be prevented from entering into like arrangements with other issuers.

ARTICLE 3. Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the current registration statements, prospectuses and statements of additional information of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

ARTICLE 4. Registration of Shares. The Trust agrees that it will take all action necessary to register an unlimited number of Shares on Form N-1A.  The Trust shall make available to the Distributor such number of copies of each Fund’s currently effective prospectus and statement of additional information as the Distributor may reasonably request. The Trust shall furnish to the Distributor copies of all information, financial statements and other documents which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Trust. The Trust represents and warrants that it has or will have made as of the date on which Distributor begins distributing Creation Units, all applicable filings to register or qualify the Creation Units under applicable rules and regulations.

ARTICLE 5. Compensation. As compensation for providing the services under this Agreement:

(a)
The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement.  However, the Trust may, with respect to any Fund, pay to the Distributor compensation pursuant to the terms of any Rule 12b-1 Distribution and Service Plan in effect at the time in respect to that Fund. The Distributor may receive compensation from the Adviser related to its services hereunder or for additional services as may be agreed to between the Adviser and Distributor in writing.  The Distributor shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Schedule B hereto (as amended from time to time).

(b)	The Adviser shall bear the cost and expenses of the registration of the Creation Units of the Funds listed in Schedule A hereto for sale under the 1933 Act.

(c)
The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees (other than those filing fees for which the Adviser reimburses the Distributor); and (iii) all other expenses incurred in connection with the distribution services provided under this Agreement that are not reimbursed by the Adviser, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

(d)
Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Adviser with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

ARTICLE 6. Indemnification of Distributor. The Trust agrees to indemnify, defend and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), (i) arising by reason of any person acquiring any Shares or Creation Units, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust on behalf of a Fund, (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading or (ii) any breach of any representation, warranty or covenant made by the Trust in this Agreement. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Trust to be deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor or such person otherwise would be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable to the Distributor under the indemnity agreement contained in this Article 6 with respect to any claim made against the Distributor or any person indemnified unless the Distributor or other person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the person shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.

The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of its Shares or Creation Units.

ARTICLE 7. Indemnification of Trust. The Distributor covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) based upon the 1933 Act or any other statute or common law and arising by reason of any person acquiring any Shares or Creation Units, and alleging a wrongful act of the Distributor or any of its employees or alleging that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust, on behalf of a Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of the Trust or any other person indemnified to be deemed to protect the Trust or any other person against any liability to which the Trust or such other person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or upon any person (or after the Trust or such person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by legal counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

The Distributor agrees to notify the Trust promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers in connection with the issue and sale of any of the Trust’s Shares or Creation Units.

ARTICLE 8. Contribution; Consequential Damages.  In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

ARTICLE 9.  Effective Date. This Agreement shall be effective with respect to each Fund as of the date the applicable Fund commences operations (the “Effective Date”), and, unless terminated as provided, shall continue in force for two years from the date hereof, and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or the Fund’s Rule 12b-1 distribution plan or interested persons of any such party (“Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the Trustees; by vote of a majority of the outstanding voting securities of the Fund; or by the Distributor upon not less than sixty days’ prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act. In addition, this Agreement may at any time be terminated without penalty by the Trust, by a vote of a majority of Qualified Trustees or by vote of a majority of the outstanding voting securities of the Trust upon not less than sixty days’ prior written notice to the other party.

ARTICLE 10.                             Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.

Notice to the Distributor shall be sent to:

Quasar Distributors, LLC
Attn:  President
777 East Wisconsin Avenue Milwaukee,
Wisconsin 53202

notice to the Trust shall be sent to:

Manager Directed Portfolios
c/o U.S. Bancorp Fund Services
Attn:  Doug J. Neilson
615 E. Michigan Street
Milwaukee, WI 53202

and notice to the Advisor shall be sent to:

iM Global Partner US, LLC
300 Barr Harbor Drive, Suite 720
Conshohocken, PA  19428

ARTICLE 11. Limitation of Liability. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

ARTICLE 12. Dispute Resolution. In the event either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

ARTICLE 13. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

ARTICLE 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act or the 1940 Act, these acts shall control.

ARTICLE 15. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

ARTICLE 17. Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

ARTICLE 18. Confidential Information.

(a)
The Distributor and the Trust (in such capacity, the “Receiving Party”) each agree to maintain the confidentiality of Proprietary and Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”), respectively, in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

Further, the Distributor will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.  The Distributor will implement and maintain a disaster recovery plan and policies and procedures reasonably designed to prevent, detect and respond to cyber security threats.  The Distributor shall promptly notify the Trust of any material violations or breaches of such policies and procedures.

(b)
The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, any Fund or its shareholders, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c)
The provisions of this Article 18 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d)
The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Article 18, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, consultants, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s Trustees/directors, officers, employees, accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Article 18. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e)
Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in saved tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Article 18 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

ARTICLE 19. Anti-Money Laundering. The Distributor represents that it has in place anti-money laundering procedures which comply with applicable law in jurisdictions in which Shares are distributed. The Distributor agrees to notify the Trust of any suspicious activity of which it becomes aware relating to transactions involving Shares. Upon reasonable request, the Distributor agrees to provide the Trust with documentation relating to its anti-money laundering policies and procedures.

ARTICLE 20. Use of Name.

(a)
The Trust shall not use the name of the Distributor, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the prospectus and statement of additional information of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)
Neither the Distributor nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner without the prior written consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

ARTICLE 21. Insurance.

(a)
The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Trust hereunder. The Distributor shall notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that may materially and adversely affect the Trust’s rights hereunder. Such notification shall include the date of change and the reason or reasons therefore. The Distributor shall notify the Trust of any material claims against it, whether or not covered by insurance that may materially and adversely affect the Trust’s rights hereunder.

(b)
The Trust hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, directors and officers, professional liability insurance.

ARTICLE 22. Representations, Warranties and Covenants.

(a)	The Trust represents, warrants and covenants that:

i.
it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

ii.
this Agreement has been duly authorized by the board of trustees of the Trust, including by affirmative vote of a majority of the independent Trustees of the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms;

iii.
it shall timely perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

iv.
it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

v.	it is an investment company that is duly registered under all applicable laws and regulations, including, without limitation the 1940 Act, and each Fund is a separate series of the Trust;

vi.
it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC

vii.
it has an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

viii.
each Prospectus has been prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading. As used in this Agreement, the term, “Prospectus” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any Fund of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust from time to time, as appropriate, including all amendments or supplements thereto and applicable law;

ix.
it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

x.	it will provide Distributor with a copy of each Prospectus as soon as reasonably possible prior to or contemporaneously with filing the same with an applicable regulatory body;

xi.
it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

xii.
in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Creation Units, the Trust shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Trust desires to cease offering the Creation Units.

(b)	Distributor hereby represents, warrants and covenants as follows:

i.
it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

ii.
it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

iii.	it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA in good standing;

iv.
it shall not give any information or to make any representations other than those contained in the current Prospectus of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use; and

v.
it may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first written below.

MANAGER DIRECTED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas J. Neilson	By: /s/ Teresa Cowan
Name: Douglas J. Neilson	Name: Teresa Cowan
Title: President	Title: President

IM GLOBAL PARTNER US, LLC

By: /s/ Jeffrey K. Seeley

Name: Jeffrey K. Seeley
Title: U.S. Chief Operating Officer and Head of Distribution

SCHEDULE A
to the
Distribution Agreement

Separate Series of Manager Directed Portfolios

Name of Series
iM DBi Managed Futures Strategy ETF

SCHEDULE B
to the Distribution Agreement

iM GLOBAL PARTNER US, LLC

Base Fee for Regulatory Distribution Services

The following reflects the greater of the basis point fee or annual minimum1 where iM Global Partner US acts as Adviser to the fund in the MDP Series Trust.

Annual Minimum per Fund[2]	Basis Points on Trust AUM[2]
Funds 1-5 $___	First $___m ___bp
Funds 6-10 $__	Next $___m ___bp
Funds 11+ $___	Balance ___bp

Default Sales Loads, and underwriter concessions, if any, payable to the Distributor.

See APPENDIX A for Services and Associated Fees in addition to Base Fee
See APPENDIX A for OPTIONAL Supplemental Services and Associated Fees

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum.  Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should “The Adviser” terminate this service agreement with USBFS prior to the end of the initial two-year period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Adviser” launched a Fund on March 1, 2018 and terminated the relationship on June 30, 2019, “The Adviser” would owe would owe USBFS up to 50% of $___ ($___ admin/acct/ta + $___Custody + $___Distributor)

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

APPENDIX A

Regulatory Distribution Services in addition to the Base Fee

Quasar Distributors Advertising Review

•	Standard Advertising Compliance Review
-	$___ per communication piece for the first 10 pages (minutes if audio or video); $___ per page (minute if audio or video) thereafter.
-	$___ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $___ per page (minute if audio or video) thereafter. FINRA filing fee subject to change.
                              (FINRA filing fee may not apply to all communication pieces.)

•	Expedited Advertising Compliance Review
-	$___ for the first 10 pages (minutes if audio or video); $___ per page (minute if audio or video) thereafter, 24 hour initial turnaround.
-	$___ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $___ per page (minute if audio or video) thereafter. FINRA filing fee subject to change.
                               (FINRA filing fee may not apply to all communication pieces.)

OPTIONAL Services Provided by Quasar upon Client Request

•	Registered Representative Licensing
-	$___ per year per registered representative
-	Licenses sponsored: Series 6, 7, 24, 26, 27, 63, 66
-	All associated FINRA and state fees for registered representatives, including license and renewal fees
•	The design and/ or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via proposal

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees and other costs to fulfill regulatory requirements
▪	Travel, lodging, and meals

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly